Coeur d'Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d'Alene, ID 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213

[GRAPHIC OMITTED]

Press Release

CONTACT:	Tony Ebersole, Investor Relations Coeur d'Alene Mines Corporation (800)-523-1535

COEUR REPORTS IMPROVED FIRST QUARTER RESULTS
WITH STRONGER OPERATING PERFORMANCE EXPECTED IN 2004;
FEASIBILITY STUDIES AT SAN BARTOLOME AND KENSINGTON
NEARING COMPLETION

Quarterly loss reduced from $31.2 million a year ago to just $3.0 million in 2004‘s first quarter
— Higher gold and silver production projected this year, with lower cash costs —
— Standard and Poor’s issues ratings upgrade for Coeur —

COEUR D’ALENE, Idaho – May 5, 2004

Highlights

•	Significantly improved results compared to last year’s first quarter.
•	Silver production of 3.4 million ounces during the first quarter.
•	First quarter gold production of 22,000 ounces.
•	Consolidated cash costs of $4.25 per ounce/silver during the first quarter, expected to average approximately $3.00 for the full year 2004.
•	Projected 2004 annual production of 14.5 million ounces of silver and 133,000 ounces of gold.
•	Strong balance sheet with $235 million in cash and short-term investments at March 31, 2004. |X| Accelerated exploration in South America returns early positive results.
•	San Bartolome and Kensington feasibility studies on track for second quarter completion.
•	No silver or gold hedge positions in place.
•	Standard and Poor’s rating agency upgrades Coeur’s rating to B-.

“With stronger metals prices and our strengthened capital structure, our results in this most recent quarter improved significantly from last year’s period. We look forward to much improved cash flow and earnings throughout 2004 with sustained metals prices,” said Dennis E. Wheeler, Chairman and Chief Executive Officer. “Our balance sheet and cash position remain very strong, with approximately $235 million in cash and short term investments at March 31, giving us the financial strength to aggressively move forward with our growth projects. This growth profile was noted in Standard and Poor’s recent upgrade of Coeur’s credit rating,” Mr. Wheeler added.

“Coeur remains on target for 2004 production growth, with expectations of achieving full-year silver production of 14.5 million ounces, a 2% increase over 2003, and 133,000 ounces of gold production, an 11% increase over last year’s level. Full year 2004 cash costs are expected to be approximately $3.00 per ounce, a 9% reduction from the previous year’s level,”said Robert Martinez, President and Chief Operating Officer.

“At the San Bartolome silver project and the Kensington gold project, work continues on the final updated feasibility studies, which are scheduled to be completed during the second quarter of this year. Both of these major projects – designed to increase silver production by approximately 41% and gold production by approximately 75% over current levels – are expected to begin contributing to production in 2006, assuming the successful completion of updated feasibility studies and the permitting process at both projects,” Mr. Martinez said.

“Meanwhile, our aggressive exploration program is on plan to add low-cost ounces to our operating properties in Chile and Argentina, further extending mine life at these important producing mines,” Mr. Wheeler added.

Financial Summary

Coeur d’Alene Mines Corporation (NYSE:CDE), the world’s largest primary silver producer, today reported first quarter 2004 revenue of $27.6 million, compared to revenue of $29.3 million in the first quarter of 2003. Company-wide production was 3.4 million ounces of silver and 22,000 ounces of gold in the first quarter, compared to 3.6 million ounces of silver and 33,000 ounces of gold in the same period last year. Gold production was impacted by transition of mining at Cerro Bayo from the Furioso deposit to other vein systems, and the normal, cyclical nature of production at Rochester, as well as normal delay in recovering higher grade gold ores through the pad. For the full year, Rochester is expected to realize approximately 50% more gold production compared to the previous year. Silver production was slightly lower in the first quarter compared to a year ago due to the development project at Silver Valley, which has stepped up exploration for future production growth.

For the first quarter of 2004, the Company reported a significant improvement in its bottom line, with a reported net loss of $3.0 million, or $0.01 per share, compared to a net loss of $31.2 million, or $0.23 per share, for the same period in the prior year. The recent first quarter was impacted by increased exploration expense totaling $1.9 million related to the Company’s accelerated exploration program in addition to $1.0 million related to the completion of updated feasibility studies at the San Bartolome and Kensington projects. In addition, the Company eliminated its gold forward contracts to zero during the quarter, which increased the net loss by $0.9 million. Interest expense was reduced by more than half in the recent first quarter compared to a year ago, a result of the Company’s restructuring and significantly strengthened balance sheet.

During the first quarter, the Company redeemed its remaining $9.6 million of 7 1/4 % Convertible Subordinated Debentures. In January, 2004, Coeur raised $180 million through the sale of 1 1/4% Convertible Senior Notes due January 2024. As a result, cash and short-term investments at March 31, 2004 totaled $234.8 million.

For the first quarter, Coeur realized an average silver price of $6.85 per ounce compared to an average realized price during last year’s first quarter of $4.77 per ounce. For its gold sales, Coeur realized an average price of $395 per ounce during the first quarter of 2004 compared to an average gold price of $341 per ounce during the same period last year.

Overview of Operations

South America

Cerro Bayo (Chile)/Martha (Argentina)

•	1,217,816 ounces of silver and 10,536 ounces of gold produced during the first quarter

•	Cash costs of $2.31 per ounce of silver, giving effect to the gold by-product credit as a reduction of operating costs
•	Completion of 11,000 feet of drilling in the quarter pursuant to an accelerated exploration program

Costs and production at Cerro Bayo/Martha were impacted in the first quarter due to the completion of mining in 2003 of the Furioso area at Cerro Bayo, a major gold producer for the mine in the past year. During 2004, production will focus on the high-grade vein systems in the main Cerro Bayo area, including Javiera Sur, the Luz Eliana, and Raul veins, as well as veins in the Laguna Verde area just west of the Cerro Bayo mine. Extensions of the high-grade Javiera Sur vein were mined in the first quarter. For the full year 2004, Cerro Bayo is expected to produce 4.9 million ounces of silver and 54,000 ounces of gold at an estimated average cash cost of approximately $2.05 per ounce of silver.

The Company’s exploration program near existing infrastructure at Cerro Bayo and Martha, and in select areas in the Santa Cruz province, had its first full quarter of accelerated drilling, building on positive results from 2003. In the first quarter, over 4,300 meters of definition and 6,700 meters of drilling were completed around Cerro Bayo and Martha. Encouraging results were obtained, especially at the R4/Del Medio area of Martha, where recent results indicate economic high-grade mineralization exists below the 260-meter level where ramp construction is in progress.

Coeur has also commenced reconnaissance and target generation exploration at its land holdings in Patagonia which will continue throughout the year. The exploration budget for Chile and Argentina in 2004 totals approximately $5.7 million, more than double last year’s budget.

North America

Rochester Mine (Nevada)

•	1,310,295 million ounces of silver and 11,475 ounces of gold produced during the first quarter
•	Silver production increased by 20% and gold production up 7% as a result of the completion of the crusher relocation project
•	Cash costs of $5.58 per ounce of silver during the first quarter, expected to decline to approximately $2.65 per ounce for the full year
•	Higher gold ore grades placed on the pad in first quarter will result in higher gold production and lower operating costs though the remainder of 2004

In the first quarter, Rochester produced 1.3 million ounces of silver and 11,000 ounces of gold, slightly higher than last year’s first quarter in both metals. Production in the first quarter of the year was impacted by weather conditions as is typical in the first quarter of the year. The crusher expansion, which was completed during the fourth quarter of 2003, deferred the mining of high-grade gold ore until the first quarter of 2004. During the recent quarter, higher grade gold ores were placed on the pad, which are expected to increase gold production and lower operating costs during the rest of the year. With the installation of the new crusher now complete, mining, crushing and leaching operations are now operating according to plan.

During 2004, the Company expects Rochester production to total approximately 78,500 ounces of gold and 5.8 million ounces of silver at an average cash cost of approximately $2.65 per ounce.

Coeur Silver Valley – Galena Mine (Idaho)

•	First quarter silver production - 906,980 ounces
•	Cash operating costs of $4.93 per ounce
•	Promising early results from expanded exploration drilling and development program

The Company’s 100 percent owned Coeur Silver Valley produced 0.9 million ounces of silver in the first quarter of 2004, compared to 1.2 million ounces in the first quarter of 2003. As previously announced, the decrease in production is the result of the Company’s decision in the third quarter of last year to increase exploration and decrease mine production during the 2004 to 2005 time frame, with the focus on increasing reserves to allow the mine to increase production to seven million ounces in 2007.

In the first quarter 2004, cash costs totaled $4.93 per ounce of silver versus $4.22 in the same period a year ago, due in part to the development plan, which has an early emphasis on the adding of new reserves through exploration drilling. So far, drilling and drifting have taken place in the upper area of the Galena mine, returning promising results with drifting now underway to provide drill access to targets in the Coeur mine area.

During 2004, Coeur Silver Valley is expected to produce 3.7 million ounces of silver at an average cash cost of approximately $4.80 per ounce. Production is expected to increase to seven million ounces by 2007, with costs declining to $4.00 per ounce of silver.

Development Projects

San Bartolome (Bolivia)

The final updated feasibility study at the San Bartolome silver project near Potosi, Bolivia is scheduled for completion at the end of the second quarter of 2004.

Based on the Company’s assessment of the updated feasibility study, the Company is revising several of the key benchmarks of the property. The initial expected mine life is fifteen years, with proven and probable reserves of 123 million ounces of silver. The Company expects plant throughput to increase from 4,700 tons per day to 5,200 tons per day and changes in the metallurgical circuit are expected to increase silver recovery from 71% to 78%. The addition of the tin circuit will allow for the recovery of this significant by-product metal. Based upon these modifications, it is now estimated that annual mine production would be as high as eight million ounces of silver and two million pounds of tin annually. Annual production the first three full years of operation was initially expected to average six million ounces of silver per year. It is now estimated that 95 million ounces of silver and 30 million pounds of tin will be produced over the life of the project from established ore reserves and mineralized material. Based on the work performed by the independent consultant, the Company believes there is an opportunity to expand the mineralized material.

Initial capital costs are now estimated at $130 million, including a contingency of 12%, and per ounce operating costs, net of by-product credits, are now estimated at approximately $3.75 per ounce of silver. The revised project is based upon a silver price of $6.00 and a tin price of $2.90.The updated feasibility study is addressing these project modifications along with optimization opportunities.

The final environmental study was filed with the Bolivian government on April 27, 2004. Pending the review of the final updated feasibility study and receipt of final permits, construction of the project could commence during 2004 with production commencing in 2006.

Kensington (Alaska)

At the Kensington gold project, located 45 miles north of Juneau in southeast Alaska, the final updated feasibility results to date indicate a project of approximately $85 million to be spent during 2004-2005, with annual production of approximately 100,000 ounces of gold when the proposed mine reaches full production. In addition, 7.3 million tons of mineralized material averaging .12 ounces of gold per ton exist on the property. The cash cost of production is expected to be approximately $195 per ounce. The expected mine life is approximately ten years.

During the first quarter of 2004, the draft supplemental environmental impact statement was released for public comment. The comment period closed and the U.S. Forest Service is currently developing responses to the comments. The Environmental Protection Agency has released the preliminary draft National Pollutant Discharge Elimination System permit to affected governmental agencies for review and comment. The draft permit is currently being reviewed by the Army Corp of Engineers for completeness. The Company expects the project will have all required permits in the third quarter of 2004. Upon successful completion of the final updated feasibility and receipt of final permits, construction of the project could still commence during 2004 with production beginning in 2006.

Recently, the Alaska Industrial Development and Export Authority (AIDEA) introduced a bill to the Alaska House (HB 556) seeking legislative approval to issue bonds of up to $20 million to finance the acquisition, development, improvement and construction of port and related facilities located at Slate Creek Cove and Cascade Point in Berners Bay in southeast Alaska. These proposed facilities would facilitate the operation at Kensington. On April 30, 2004, the House passed the bill by a 38 to 0 margin. The bill is now in Senate Finance with final action expected in May, 2004.

2004 Outlook

During 2004, the Company expects to produce 14.5 million ounces of silver and 133,000 ounces of gold. Cash costs of silver production (net of gold by-product credits) are expected to average approximately $3.00 per ounce. The company expects to spend $9.5 million in sustaining capital during 2004.

Recent Credit Upgrade by Standard & Poor’s Rating Services

In late April, Standard &Poor’s Ratings Services announced it raised its corporate credit and senior unsecured debt ratings on Coeur to ‘B-’ from ‘CCC.’ The outlook on Coeur is stable. S&P noted that the upgrade “reflects the improvement in industry conditions and in the company’s liquidity and financial profile, which have provided Coeur with the capital necessary to fund development of its low-cost mining projects so that it may develop its reserve base and improve profitability and diversity.”

Hedging

Coeur does not currently have any of its silver or gold production hedged.

Coeur d’Alene Mines Corporation is the country’s largest silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term “resource” in this press release which the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004. You can review and obtain copies of that filing from the SEC website at http://www.sec.gov/edgar.html.

This document contains numerous forward-looking statements relating to the Company’s silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

COEUR D’ALENE MINES CORPORATION
PRODUCTION STATISTICS

	Three Months Ended March 31,
	2004	2003
ROCHESTER MINE
Silver ozs	1,310,295	1,089,700
Gold ozs	11,475	10,747
Cash Costs per oz./silver	$5.58	$6.46
Full Costs per oz./silver	$7.21	$7.40
GALENA MINE
Silver ozs	906,980	1,235,771
Cash Costs per oz./silver	$4.93	$4.22
Full Costs per oz./silver	$5.44	$4.51
CERRO BAYO/MARTHA MINE (A)
Silver ozs	1,217,816	1,277,457
Gold ozs	10,536	22,416
Cash Costs per oz./silver	$2.31	$(0.29)
Full Costs per oz./silver	$4.01	$2.01
CONSOLIDATED PRODUCTION TOTALS
Silver ozs	3,435,091	3,602,928
Gold ozs	22,011	33,163
Cash costs per oz./Silver	$4.25	$3.30
Full Costs per oz./Silver	$5.61	$4.50
CONSOLIDATED SALES TOTALS
Silver ozs. sold	3,293,000	4,133,000
Gold ozs. sold	20,000	35,000
Realized price per silver oz	$6.85	$4.77
Realized price per gold oz	$395	$341

(A) The negative cash cost per ounce of silver is the result of the gold by-product credit as a reduction of operating costs. See “Cost and Expenses” below.

        Note: “Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of the Company’s mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating.

        “Cash Costs” are costs directly related to the physical activities of producing silver and gold and include mining, processing and other plant costs, deferred mining adjustments, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals (primarily gold and copper) are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard”applied consistently for all periods presented.

        Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Costs and Expenses” set forth below:

THREE MONTHS ENDED MARCH 31, 2004	Rochester	Silver Valley	Cerro Bayo(1)	Total

Production of Silver (ounces)	1,310,295	906,980	1,217,816	3,435,091

Cash Costs per ounce	$5.58	$4.93	$2.31	$4.25

Total Cash Costs (thousands)	$7,317	$4,468	$2,811	$14,596

Add/(Subtract):
Third Party Smelting Costs	(232)	(1,279)	(1,205)	(2,716)
By-Product Credit	4,688	793	4,308	9,789
Deferred Stripping Adjustment	(101)	--	--	(101)
Change in Inventory	(3,895)	1,260	(1,983)	(4,618)

Production Costs	$7,777	$5,242	$3,931	$16,950

THREE MONTHS ENDED MARCH 31, 2003	Rochester	Silver Valley	Cerro Bayo	Total

Production of Silver (ounces)	1,089,700	1,235,771	1,277,457	3,602,928

Cash Costs per ounce	$6.46	$4.22	$(0.29)	$3.30

Total Cash Costs (thousands)	$7,039	$5,215	$(370)	$11,884

Add/(Subtract):
Third Party Smelting Costs	(173)	(1,596)	(1,995)	(3,764)
By-Product Credit	3,777	739	7,921	12,437
Deferred Stripping Adjustment	(80)	--	--	(80)
Change in Inventory	(1,807)	126	(918)	(2,599)

Production Costs	$8,756	$4,484	$4,638	$17,878

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIESCONSOLIDATED
BALANCE SHEETS

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS	(In thousands)
CURRENT ASSETS
Cash and cash equivalents	$173,314	$62,417
Short-term investments	61,462	19,265
Receivables and prepaid expenses, net	13,090	9,979
Ore on leach pad	15,424	17,388
Metal and other inventory	13,408	12,535

	276,698	121,584
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	82,281	87,546
Less accumulated depreciation	(48,939)	(52,868)

	33,342	34,678
MINING PROPERTIES
Operational mining properties	114,867	114,018
Less accumulated depletion	(92,974)	(90,245)

	21,893	23,773
Mineral interests	20,125	20,125
Non-producing and development properties	25,121	25,121

	67,139	69,019
OTHER ASSETS
Non-current ore on leach pad	20,445	14,705
Restricted investments	8,710	8,710
Debt issuance costs, net	5,992	87
Marketable securities	28	19
Other	9,025	9,474

	44,200	32,995

Total assets	$421,379	$258,276

COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2004	December 31, 2003
LIABILITIES AND SHAREHOLDERS' EQUITY	(In thousands)
CURRENT ASSETS
Accounts payable	$6,367	$7,772
Accrued liabilities	5,553	5,218
Accrued interest payable	486	120
Accrued salaries and wages	3,951	5,705
Current portion of remediation costs	1,044	1,278
Current portion of bank financing	2,727	2,367

	20,128	22,460
LONG-TERM LIABILITIES
1 1/4% Convertible Senior Notes due January 2024	180,000	--
7 1/4% Convertible Subordinated Debentures due October 2005	--	9,563
Reclamation and mine closure	21,304	20,934
Other long-term liabilities	6,870	9,032

	208,174	39,529
SHAREHOLDERS' EQUITY
Common Stock, par value $1.00 per share-authorized
250,000,000 shares, issued 214,233,405 and 214,195,186 March 31, 2004 and December 31, 2003
(1,059,211 shares held in treasury)	214,233	214,195
Additional paid-in capital	542,892	542,900
Accumulated deficit	(549,273)	(546,241)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive loss	(1,585)	(1,377)

	193,077	196,287

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$421,379	$258,276

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

	Three Months ended March 31,
	2004	2003
	(In Thousands, except per share data)
REVENUES
Sales of metal	$28,271	$29,001
Interest and other	(647)	262

Total revenues	27,624	29,263
COSTS AND EXPENSES
Production	16,950	17,878
Depreciation and depletion	4,846	5,019
Administrative and general	3,608	3,055
Exploration	1,944	1,087
Pre-development	1,614	377
Interest	938	2,007
Write-down of mining properties and other holding costs	756	624
Loss on exchange and early retirement of debt	--	28,107

Total cost and expenses	30,656	58,154

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES AND
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(3,032)	(28,891)
Income tax benefit	--	7

LOSS BEFORE CUMULATIVE EFFECT IN CHANGE IN
ACCOUNTING PRINCIPLE	(3,032)	(28,884)
Cumulative effect of change in accounting principle	--	(2,306)

Net loss	(3,032)	(31,190)
Other comprehensive loss	(208)	(297)

COMPREHENSIVE LOSS	$(3,240)	$(31,487)

BASIC AND DILUTED LOSS PER SHARE:
Weighted average number of shares of common
stock (000's)	213,142	133,503

Net loss per common share before cumulative effect
of change in accounting principle	$(0.01)	$(0.21)
Cumulative effect of change in accounting principle	--	(0.02)

Net loss per common share	$(0.01)	$(0.23)

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2004 and 2003(Unaudited)

	Three Months Ended March 31,
	2004	2003
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,032)	$(31,190)
Add (deduct) non-cash items:
Depreciation and depletion	4,846	5,019
Loss on early retirement of convertible
subordinated debentures	--	28,107
Interest expense on convertible senior
subordinated notes paid in common stock	--	1,101
Cumulative effect of change in accounting principle	--	2,306
Compensation expense on restricted stock issue	567	29
Other charges	795	214
Changes in Operating Assets and Liabilities:
Receivables	(2,747)	(1,160)
Inventories	(4,650)	(2,694)
Accounts payable and accrued liabilities	(3,854)	(3,078)

CASH USED IN OPERATING ACTIVITIES	(8,075)	(1,346)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(52,107)	(40,750)
Proceeds from sales of short-term investments	9,590	19,720
Expenditures on mining assets	(1,480)	(3,264)
Other	215	(50)

CASH USED IN INVESTING ACTIVITIES	(43,782)	(24,344)
CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of Long Term Debt	(9,561)	--
Debt issuance costs	(6,097)	(248)
Proceeds from issuance of subordinated notes	180,000	33,786
Bank borrowings on working capital facility	6,056	12,155
Payments to bank on working capital facility	(5,696)	(9,777)
Common stock repurchase	(793)	--
Retirement of building loan	(1,200)
Other	(45)	(31)

CASH PROVIDED BY FINANCING ACTIVITIES:	162,754	35,885

INCREASE IN CASH AND CASH EQUIVALENTS	110,897	10,195
Cash and cash equivalents at beginning of period	62,417	9,093

Cash and cash equivalents at end of period	$173,314	$19,288

        During the first quarter of 2003, holders of $2.8 million of the Series I 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 (the “Series I 13 3/8% Notes”) voluntarily converted such notes, in accordance with original terms, into approximately 2.1 million shares of common stock. In addition, 0.1 million shares of common stock were issued as payment for $0.2 million of interest expense on the Series I 13 3/8% Notes.

        During the first quarter of 2003, the Company purchased $26.9 million and $1.7 million principal amount of its outstanding 6 3/8% and 7 ¼% Convertible Subordinated Debentures, respectively, in exchange for 16.9 million shares of common stock and recorded a loss on exchange and early retirement of debt of approximately $28.1 million. In addition, 0.6 million shares of common stock were issued as payment for $0.9 million of interest expense as part of the transaction. In conjunction with the issuance of the 9% Convertible Senior Subordinated Notes, the Company also issued 0.6 million shares of common stock for partial payment of offering costs of $1.0 million.

        During the first quarter of 2003, the Company issued 1.2 million shares of common stock in conjunction with its long-term incentive program.